EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 to be filed on or about May 4, 2006, pertaining to the Halozyme Therapeutics, Inc. 2006 Stock Plan and the Halozyme Therapeutics, Inc. 2005 Outside Directors’ Stock Plan, of our report dated March 12, 2006 on the consolidated financial statements of Halozyme Therapeutics, Inc. included in the annual report on Form 10-KSB for the year ended December 31, 2005.
CACCIAMATTA ACCOUNTANCY CORPORATION
Irvine, California
May 5, 2006